CODE OF ETHICS
                                       of
                  PIC BALANCED PORTFOLIO, PIC GROWTH PORTFOLIO,
     PIC GROWTH PORTFOLIO, PIC SMALL CAP PORTFOLIO, PIC TECHNOLOGY PORTFOLIO
                                       and
                              PIC INVESTMENT TRUST

     ADOPTION OF THIS CODE. This Code of Ethics ("Code") has been adopted by PIC BALANCED PORTFOLIO, PIC GROWTH PORTFOLIO, PIC PINNACLE GROWTH PORTFOLIO, PIC SMALL CAP. PORTFOLIO and PIC INVESTMENT TRUST (the "Funds") and PROVIDENT INVESTMENT COUNSEL (the "Advisor") pursuant to Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act").

     INCORPORATION OF THE ADVISOR'S CODE OF ETHICS. This Code incorporates the Advisor's Code of Ethics for use in connection with the requirements of the Rule with respect to the Funds. All provisions of the Advisor's Code of Ethics, including but not limited to the quarterly reporting of securities transactions, apply to investment activities of any "access person" of the Funds as defined below.

     DEFINITION OF "ACCESS PERSON". "Access person" of the Funds means any Trustee, officer or "advisory person" of the Funds. "Advisory person" means any employee of the Funds, the Advisor, or the Funds' Distributor or Administrator who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of an security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     REPORTING REQUIREMENTS AS TO INDEPENDENT TRUSTEES. Notwithstanding the definition of access person set forth above, each independent Trustee (that is, one who is not an "interested person" of the Funds as defined in the 1940 Act) must file a report under the applicable reporting provisions of the Advisor's Code only if at the time of entering into a transaction involving the purchase or sale of securities the independent Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund should have known, that, during the 15-day period immediately preceding or after the date of the transaction in a security by the individual such security is or was purchased or sold by the Funds or was considered for such purchase or sale.

     Reporting Requirements as to others. With respect to those access persons or advisory persons of the Funds who are also officers of the Funds' Advisor, Administrator, Distributor or Administrator, the reporting requirements of this Code may be satisfied by their compliance with the reporting requirements of the Advisor's, Distributor's or Administrator's Code of Ethics.

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